UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
             of the Securities Exchange Act of 1934 or Suspension of
                Duty to File Reports Under Section 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                        Commission File Number: 001-16019

                       3-DIMENSIONAL PHARMACEUTICALS, INC.
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             (Exact name of registrant as specified in its charter)

             1020 STONY HILL ROAD, YARDLEY, PA 19067 (267) 757-7200
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]           Rule 12h-3(b)(1)(i)    [ ]
     Rule 12g-4(a)(1)(ii)    [ ]           Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)    [ ]           Rule 12h-3(b)(2)(ii)   [ ]
                                           Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date:
     Common Stock, par value $0.001 per share:                    1


     Pursuant to the requirements of the Securities Exchange Act of 1934, 3-Dimensional Pharmaceuticals, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 28, 2003                             By:  /s/ John T. Crisan
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                                                       John T. Crisan
                                                       Secretary